Exhibit 99.1

Milacron (MZ) Declares Dividends
on Preferred Stock

CINCINNATI, OHIO, April 23, 2004 - Milacron Inc. (NYSE: MZ) today announced that its board of directors declared a preferred stock dividend for the current quarter of $1.00 per share to be paid on June 1, 2004 to holders of record as of May 10, 2004.

The board also declared preferred stock dividends of $3.00 per share - $1.00 accrued but unpaid for each of the past three quarters - payable on May 14, 2004 to holders of record as of May 1, 2004.

In addition, the board declared a preferred stock dividend for the next quarter of $1.00 per share payable on September 1, 2004 with a record date of August 20, 2004.

No dividends were declared on Milacron common stock.

Milacron currently has 60,000 shares of preferred stock outstanding and approximately 50 million shares of common stock outstanding.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).